Exhibit 10.1

OMNIBUS AMENDMENT TO SECURITIES
PURCHASE AGREEMENT AND SENIOR
convertible NOTES

This OMNIBUS AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND SENIOR CONVERTIBLE NOTES (this “Amendment”) is dated and effective as of the January 23, 2026 (the “Amendment Effective Date”), by and between BLUE GOLD LIMITED, a Cayman Islands exempt company (the “Company”) and 3i, LP, a Delaware limited partnership (the “Holder,” and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company and the Holder entered into and executed that certain Securities Purchase Agreement, dated as of August 29, 2025 (such Securities Purchase Agreement, together with all renewals, extensions, future advances, further amendments, modifications, substitutions, or replacements thereof, collectively referred to as the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, the Company authorized the issuance of a series of 8.0% original issue discount senior convertible notes in an aggregate principal amount of up to $5,434,783 (each, a “Note” and collectively, the “Notes”); and

WHEREAS, pursuant to the Purchase Agreement, the Company issued to the Holder (i) a Note, dated as of September 3, 2025, in the original principal amount of $3,804,348 (the “First Note”), and (ii) a subsequent Note, dated as of November 12, 2025, in the original principal amount of $1,630,435 (the “Second Note,” and together with the First Note, the “Existing Notes”); and

WHEREAS, in connection with the issuance of the Existing Notes, pursuant to the Purchase Agreement, the Company also issued to the Holder (i) a warrant to purchase 150,709 Class A ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”) , dated as of September 3, 2025 (the “First Warrant”), and (ii) a warrant to purchase 64,590 Ordinary Shares dated as of November 12, 2025 (the “Second Warrant,” and together with the First Warrant, the “Existing Warrants”); and

WHEREAS, the Holder and the Company desire to amend (i) the Purchase Agreement, (ii) the Existing Notes; and (iii) the Existing Warrants in certain respects as set forth in Section 4 of this Amendment; and

WHEREAS, concurrently herewith, the Company shall issue and the Holder shall purchase (i) a new senior convertible note, in the form attached hereto as Exhibit A (the “January Note”), and (ii) a warrant to purchase 64,590 Ordinary Shares, in the form attached hereto as Exhibit B (the “January Warrant”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Recitals. The recitations set forth in the preamble of this Amendment are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Purchase Agreement and other Transaction Documents, as applicable, except as otherwise specifically set forth herein.

3.   Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Amendment and the terms and provisions of the Purchase Agreement, the Existing Notes, or Existing Warrants, as the case may be, the terms and provisions of this Amendment shall control, but only to the extent of any such conflict or ambiguity.

4.   Amendments to Purchase Agreement.

(a) The Purchase Agreement is hereby amended by adding a new Section 4(cc) thereto, which shall read in its entirety as follows:

“(cc) Buyer’s Share Sale Limit. From and after January 23, 2026 and provided there is no existing Event of Default (as defined in the Notes), each Buyer agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, sell, transfer or otherwise dispose of any Conversion Shares or Warrant Shares on any Trading Day in an amount that exceeds the greater of (i) ten percent (10%) of the aggregate daily trading volume of the Ordinary Shares as reported on the Principal Market for such Trading Day and (ii) on and prior to February 15, 2026 - $10,000, or, after February 15, 2026 - $40,000, whether effected in one or more transactions and whether through one or more brokers or trading account.”

(b) As used herein, the following defined terms shall have the meanings set forth below:

“January Note” means that certain Senior Convertible Note, dated January 23, 2026, issued pursuant to this Amendment.

“January Warrant” means that certain Warrant, dated January 23, 2026, issued pursuant to this Amendment.

(c) For all purposes of the Purchase Agreement and the other Transaction Documents, (i) the January Note shall be deemed included in the definition of “Notes” and (ii) the January Warrant shall be deemed included in the definition of “Warrants.”

5. Amendments to Existing Notes.

(a) Section 3(ii) of each of the Existing Notes is hereby deleted in its entirety and replaced with the following:

“Conversion Price” means (i) on and prior to February 15, 2026, $3.00, and (ii) after February 15, 2026, the lower of (A) 93% of the lowest VWAP of the Ordinary Shares during the three (3) Trading Days immediately preceding the date the applicable Conversion Notice is delivered, but in no event lower than $0.50, and (B) $10.00, in each case as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events.”

(b) Section 4(a)(iv) of each of the Existing Notes is hereby deleted in its entirety and replaced with the following:

“(iv) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Make-Whole Amount, Interest, Late Charges or other amounts, excluding any Installment Amount, when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least ten (10) Trading Days;”

(c) Section 8(c) of each of the Existing Notes is hereby amended by adding the following sentence immediately after the word “Date” in the sentence ending with “Company Optional Redemption Date”:

“Notwithstanding anything to the contrary herein, the Holder shall have a period of five (5) Trading Days following receipt of the Company Optional Redemption Notice during which the Holder may elect, in its sole discretion, to convert all or any portion of the Conversion Amount pursuant to the terms of this Note, and any Conversion Amount so converted shall reduce the Company Optional Redemption Amount accordingly.”

(d) Section 8(a) of each of the Existing Notes is hereby deleted in its entirety and replaced with the following:

“(a) On each Installment Date on or prior to January 1, 2026, the Company shall pay to the Holder the applicable Installment Amount due on such date in cash unless the Holder converts any portion of such amount into Ordinary Shares pursuant to Section 3. On any Installment Date following January 1, 2026 other than the Maturity Date, no Installment Amount (or any component thereof) shall become payable or owed by the Company under this Note.”

6. Amendment to Existing Warrants. Section 2(b) of each of the Existing Warrants is hereby deleted in its entirety and replaced with the following:

“(b) Exercise Price. The exercise price per Ordinary Share under this Warrant shall be $0.01, subject to adjustments hereunder (the “Exercise Price”).”

7.   Closing of January Note and January Warrant; Registration Rights.

(a) Concurrent with its execution and delivery of this Amendment, the Company shall issue to the Holder the January Note and the January Warrant, and the Holder shall purchase the January Note and the January Warrant for an aggregate purchase price of $1,500,000.

(b) Either (i) within forty-five (45) days following the date hereof, the Company shall amend that certain registration statement on Form F-1 (Registration No. 333-290528) or (ii) within sixty (60) days following the date hereof, the Company shall file a new registration statement on Form F-1 or another appropriate form, to register for resale (a) the maximum number of Ordinary Shares issuable to the Holder pursuant to the January Note and the January Warrant and (b) the maximum number of additional Ordinary Shares issuable pursuant to the Existing Notes as a result of the amendments effected hereby, and use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable, but in no event later than ninety (90) days from the date hereof.

8.   Transaction Documents. The term “Transaction Documents,” as defined in the Purchase Agreement, and as used in this Amendment, shall be deemed to refer to and include, without limitation, this Amendment, the January Note, the January Warrant, and all other documents or instruments executed in connection with this Amendment.

9.   Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that Holder: the execution and delivery by the Company of this Amendment, and all other documents executed and delivered in connection herewith and therewith, and the performance by Company of all of its obligations hereunder and thereunder, have been duly and validly authorized and approved by the Company and its board of directors pursuant to all applicable laws, and no other corporate or company action or consent on the part of the Company or its board of directors, is necessary or required by the Company to execute this Amendment, and the documents executed and delivered in connection herewith and therewith, to consummate the transactions contemplated herein and therein, or perform all of the Company’s obligations hereunder and thereunder. This Amendment, and each of the documents executed and delivered in connection herewith and therewith have been duly and validly executed by the Company (and the Person executing this Amendment, and all such other documents for the Company is duly authorized to act and execute same on behalf of Company) and constitute the valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

11. Effect on Agreement and Transaction Documents. Except as expressly amended by this Amendment, all of the terms and provisions of the Purchase Agreement, the Existing Notes, the Existing Warrants, and the other Transaction Documents shall remain and continue in full force and effect after the execution of this Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

12. Execution. This Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf’ signature page was an original thereof.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

The Company:

BLUE GOLD LIMITED

By:	/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	CEO

Holder:

3i, LP

By: 3i Management LLC, As General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager